EXHIBIT 8.1

Subsidiaries

Legal Name	Place of Incorporation	Doing Business As	Ownership %[1]

Lan Argentina S.A.	Argentina	Lan Argentina	94.99%
Aerolinhas Brasileras S.A.	Brazil	ABSA	Non-Voting: 100.00 Voting: 20.00	% %
Inmobiliaria Aeronáutica S.A.	Chile	Inmobiliaria Aeronáutica	100.00%
Inversiones Lan S.A.	Chile	Inverlan	99.71%
Lan Cargo S.A.	Chile	Lan Cargo	99.90%
Lan Pax Group S.A.	Chile	Lan Pax Group	100.00%
Transporte Aéreo S.A.	Chile	LanExpress	99.90%
Aerolane, Líneas Aéreas Nacionales del Ecuador S.A.	Ecuador	Lan Ecuador	71.95%
Aerotransporte Mas de Carga S.A.	Mexico	Mas Air	Non-Voting: 100.00%
			Voting: 24.99%
Lan Perú S.A.	Peru	Lan Perú	69.98%
Lantours División Servicios Terrestres SA	Chile	Lantours	100.00%
Línea Aérea Carguera de Colombia S.A.	Colombia	LANCO	89.90%
Aerovías de Integración Regional S.A.	Colombia	Lan Colombia	98.21%
TAM S.A.	Brazil	TAM	Non-Voting: 100.00 Voting: 19.42	% %

[1]	Percentage of equity owned by LATAM Airlines Group S.A. directly or indirectly through subsidiaries or affiliates